Exhibit 10.1
First Amendment to Securities Purchase Agreement
     The Securities Purchase Agreement dated as of May 20, 2010 (the “Agreement”) between Borders Group, Inc., a Michigan corporation (the “Company”), and LeBow Gamma Limited Partnership, a Delaware limited partnership (the “Purchaser”), is hereby amended as follows, effective as of September 27, 2010:
1.	Section 4.2 (a) (iii) is amended to read in its entirety as follows:

(iii)appointing, terminating or transferring the Chief Executive Officer or the Chief Financial Officer of the Company, or any other executive officer of the Company, or materially amending or modifying the terms and conditions of any such Person’s terms and conditions of employment (the “Additional Consent Right); provided that: (a) this sub-clause (iii) will not apply to an Exempt Issuance or awards or payments made pursuant to the Company’s annual incentive plans; (b) the rights set forth in this sub-clause (iii) will be operative only upon approval of the Additional Consent Right by the shareholders of the Company as set forth herein; and (c) the rights set forth in this sub-clause (iii) will not be applicable to any actions relating to any executive officer or prospective executive officer who is either an Affiliate of the Purchaser or a BSL Affiliate.

2.	Except as here and as amended, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Agreement to be duly executed by their respective authorized signatories as of the date indicated above.

BORDERS GROUP, INC.
By:	/s/ MICHAEL J. EDWARDS
	Name:	Michael J. Edwards
	Title:	President

Accepted and Agreed to:

LEBOW GAMMA LIMITED PARTNERSHIP
By:	/s/ BENNETT S. LEBOW
	Name:	Bennett S. LeBow
	Title:	President of LeBow Gamma, Inc., General Partner of LeBow Gamma Limited Partnership